CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-233543-06) of Delmarva Power & Light Company of our report dated February 25, 2022 relating to the financial statements and financial statement schedule, which appears in Delmarva Power & Light Company’s Current Report on Form 8-K dated June 30, 2022.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 30, 2022